UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 31, 2007

Angeion Corporation

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

001-13543	41-1579150
(Commission File Number)	(IRS Employer Identification No.)

350 Oak Grove Parkway
Saint Paul, Minnesota	55127-8599
(Address of principal executive offices)	(Zip Code)

(651) 484-4874

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5	Corporate Governance and Management
Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Employment Agreement with Rodney A. Young

On October 31, 2007, the Compensation Committee at a Special Meeting approved an Amended Employment Agreement and Change-in-Control Agreement, each dated as of October 31, 2007 with Rodney A. Young, the Company’s President and Chief Executive Officer.  These agreements, as executed, clarify a few matters with respect to Mr. Young’s Employment Agreement and Change-in-Control Agreement that were approved in July 2007.

Under the Amended Employment Agreement, Mr. Young receives an annual salary of $302,500 and is entitled to earn an annual cash bonus ranging from 22.5% to 100% of his annual salary, based upon achievement of certain objectives in a bonus plan established by the Board of Directors.  Mr. Young’s Employment Agreement may be terminated upon 60 days written notice by either party, upon notice by the Company of termination “for cause” or upon the event of Mr. Young’s death or disability.  The Agreement also contains a non-compete provision for one year after the termination of Mr. Young’s employment.  The amended Employment Agreement also provides that in the event that Mr. Young’s employment is terminated without cause, other than in a change-in-control situation, Mr. Young would be entitled to a lump sum payment of one-year base salary, plus an annual incentive bonus for that fiscal year at target performance on a pro rata basis, if and when other senior management of the Company are paid a bonus based on achievement of goals at or above target for that year, or if the termination occurs in the second half of the fiscal year and if other senior executives receive a bonus for over-target performance for the fiscal year, then Mr. Young would receive a pro rata portion of the comparable CEO-level bonus specified for over-target performance for the fiscal year.

The Company and Mr. Young also entered into a new Change-in-Control Agreement dated as of October 31, 2007.  Under this agreement, if Mr. Young’s employment is terminated during a period of twenty-four months following a Change-in-Control of the Company (i) by the Company other than for Cause or death, or (ii) by Mr. Young for Good Reason (as these terms are defined in the Agreements), then he will be entitled to a lump-sum payment equal to two times his base salary plus a one year bonus at target.  In addition to these amounts, Mr. Young would be entitled to a fee for out-placement services in an amount equal to ten percent of his salary or $30,250 and the Company would continue to pay its portion of his health insurance as if he were still employed. Had this termination without cause occurred at October 31, 2007, the amount payable to Mr. Young pursuant to his Change-in-Control Agreement would be approximately $774,000.

Compensation of Officers

                In addition, on October 31, 2007, the Compensation Committee granted options to purchase the Company’s common stock to management and other employees.  The Committee granted 167,970 options to purchase the Company’s common stock at an exercise price of $7.86 per share.  The options will expire after seven years and will vest in the following manner: one-third on October 31, 2008, one-third on

October 31, 2009 and one-third on October 31, 2010.  Mr. Young was granted a seven-year option to purchase 40,000 shares of the Company’s common stock and Mr. Dale H. Johnson, Chief Financial Officer, was granted a seven-year option to purchase 12,000 shares of the Company’s common stock.  Each option had an exercise price of $7.86 and will vest according to the schedule set forth above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGEION CORPORATION

Dated: November 6, 2007	By	/s/ Rodney A. Young
Rodney A. Young
President and Chief Executive Officer